EXHIBIT 99.1

PEPSICO AND LOOP INDUSTRIES SIGN MULTI-YEAR SUPPLY AGREEMENT FOR

LOOP BRANDED 100% SUSTAINABLE PLASTIC

•	PepsiCo secures production capacity from Loop’s joint venture facility in the United States

•	Loop provides innovative, new technology for PepsiCo to bring to market sustainable packaging based on 100% recycled content

Montreal, Quebec and Purchase, New York (October 10, 2018) – Loop Industries, Inc. (Nasdaq: LOOP), a leading technology innovator in sustainable plastic and PepsiCo, Inc. (NASDAQ: PEP) today announced that they have entered into a multi-year supply agreement that will enable PepsiCo to purchase production capacity from Loop’s joint venture facility in the United States and incorporate Loop™ PET plastic, which is 100% recycled material, into its product packaging by early 2020.

As the demand for sustainable packaging solutions continues to grow, Loop Industries has emerged with truly transformational technology that allows no and low value plastics to be diverted, recovered and recycled endlessly into new, virgin-quality Loop™ PET plastic. This innovation allows plastic bottles and packaging of any color, transparency or condition, carpet, clothing and other polyester textiles that may contain colors, dyes or additives, and even ocean plastics that have been degraded by sun and salt to meet FDA requirements for use in food-grade packaging.

As one of the largest purchasers of recycled PET plastic in the consumer goods space, PepsiCo has identified Loop™ PET as a commercially viable technology to expand the amount of recycled content in its product packaging and help meet its sustainability ambitions and consumer needs. This agreement aligns with PepsiCo’s Performance with Purpose vision and highlights the company’s commitment to adopt different and creative approaches to the challenges of plastics and waste.

“Loop’s technology enables PepsiCo to be a leading force in ensuring plastic packaging need never become waste,” said Dr. Mehmood Khan, Vice Chairman and Chief Scientific Officer, PepsiCo. “This partnership represents a step-change that will empower PepsiCo in our drive towards creating a circular economy for plastics.”

“We are very proud to supply PepsiCo with Loop™ branded PET plastic,” said Daniel Solomita, Founder and CEO of Loop Industries. “Working with a global food and beverage giant like PepsiCo will further establish the value proposition of the Loop brand and mission – to accelerate the world’s shift toward sustainable plastic and away from the traditional, take, make and dispose economy.”

The deal will also include a marketing and communications plan to raise awareness of the importance of recycling, sustainability and the circular economy.

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About PepsiCo

PepsiCo products are enjoyed by consumers more than one billion times a day in more than 200 countries and territories around the world. PepsiCo generated more than $63 billion in net revenue in 2017, driven by a complementary food and beverage portfolio that includes Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. PepsiCo’s product portfolio includes a wide range of enjoyable foods and beverages, including 22 brands that generate more than $1 billion each in estimated annual retail sales.

At the heart of PepsiCo is Performance with Purpose—our fundamental belief that the success of our company is inextricably linked to the sustainability of the world around us. We believe that continuously improving the products we sell, operating responsibly to protect our planet and empowering people around the world enable PepsiCo to run a successful global company that creates long-term value for society and our shareholders. For more information, visit www.pepsico.com.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to transform the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries and Instagram: loopindustries

For More Information:

Gian-Carlo Peressutti

PepsiCo

+1 (914) 253-3437

GianCarlo.Peressutti@pepsico.com

Nelson Switzer

Loop Industries

+1 (450) 951-8555 ext. 230

nswitzer@loopindustries.com

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) the need to raise capital to meet business requirements, (v) our manufacturing facility, and (vi) and our ability to sell our products in order to generate revenues. More detailed information about Loop and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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